Exhibit 99.1

Strategic Storage Trust VI Announces Series E Preferred Stock Offering

LADERA RANCH, Calif. – October 6, 2025 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), announced the launch of a $75 million Series E Preferred Stock offering for accredited investors which is expandable to $100 million. The offering provides investors with an opportunity to participate in a diversified portfolio of income-producing and growth-oriented self-storage assets.

The offering carries an 8% annualized cash dividend, paid monthly when authorized and declared, and ranks senior to all common stock, which totaled approximately $260 million as of June 30, 2025. With a current portfolio of more than $500 million, proceeds from the Series E offering are expected to pay down debt and further invest in income-producing and growth-oriented self-storage properties and related self-storage real estate investments.

“The launch of Series E Preferred stock offering reflects our ongoing commitment to providing retail investors with stable income and access to institutional-quality self-storage assets throughout North America,” said H. Michael Schwartz, President and CEO of SST VI. “The self-storage sector has proven to be a defensive asset class across market cycles. This offering is designed to deliver attractive, risk-adjusted returns while strengthening our capital base and supporting disciplined expansion. We are committed to aligning the interests of our investors with the long-term success of SST VI.”

Forward-Looking Statements

Certain of the matters discussed in this earnings release, other than historical facts, constitute forward-looking statements within the meaning of the federal securities laws, and we intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in such federal securities laws. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words, or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

For further information regarding risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by the risk factors included in Part II, Item 1A of our Form 10-Qs, copies of which may be obtained from our website at www.strategicreit.com.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that was elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of October 6, 2025, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,015 units and 1,079,395 rentable square feet (including parking); 11 properties with approximately 10,205 units and 1,067,715 rentable square feet (including parking) in Canada, joint venture interests in four operational and one development properties in two Canadian provinces (Ontario and Québec) and two wholly owned development property in Ontario and Florida.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs, and through its indirect subsidiary Argus Professional Storage Management offers third party management services in the U.S. and Canada. As of October 6, 2025, SmartStop has an owned or managed portfolio of over 460 operating properties in 34 states, the District of Columbia, and Canada, comprising over 270,000 units and 35 million rentable square feet. SmartStop and its affiliates own or manage 49 operating self-storage properties across four provinces in Canada, which total approximately 42,200 units and 4.3 million rentable square feet.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com